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                                                                      EXHIBIT 20

Excellence in Electronics, Telecommunications, Automotive, Office Products, Publishing

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                                  NEWS RELEASE

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FOR IMMEDIATE RELEASE                             CONTACT: DAVID A. KAUER
                                                           TREASURER
                                                           (614) 792-0468

                              INSILCO CORPORATION
                   COMPLETES SALE OF ELECTRONICS PRODUCT LINE

         COLUMBUS, OHIO, OCTOBER 4, 1996--INSILCO CORPORATION (NASDAQ:INSL) announced today that it has completed the sale of Rolodex' electronics product line to Franklin Electronic Publishers, Inc. (NYSE:FEP), for approximately $16 million, less transaction costs. Under the terms of the sale agreement, Franklin has assumed certain assets and liabilities related to the electronics product line and Insilco has granted to Franklin an exclusive license to use the Rolodex(R) brand name for certain electronic products including databanks, organizers and telephones. Rolodex electronic sales were $30 million for calendar year 1995.

         Insilco Corporation, based in suburban Columbus Ohio, with 1995 sales of $561 million, is a diversified manufacturer of industrial components serving the telecommunications, electronics and automotive markets, as well as a marketer/manufacturer of office and specialty publishing products. The company's business units include Rolodex, a leading marketer of office products; Taylor Publishing, a major publisher of school yearbooks; Thermal Components and Steel Parts Corporation serving the automotive and other industrial markets; and Insilco Technologies Group comprised of Stewart Connector Systems, Escod Industries, Stewart Stamping and Signal Transformer, serving the electronics and telecommunications markets.

Investor Relations Contact: INSILCO: David A. Kauer, (614) 792-0468 or write to Insilco Corporation, Investor Relations, 425 Metro Place North, Box 7196, Dublin, OH 43017 or call Melodye Demastus, Melrose Consulting (614) 771-0860.